TRANSGLOBE ENERGY CORPORATION ANNOUNCES ACCESS TO SOUTH ALAMEIN AND PROPOSED AMENDMENTS TO CONVERTIBLE DEBENTURES

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, September 8, 2016 – TransGlobe Energy Corporation ("TransGlobe" or the "Company") is pleased to announce an operational update on the South Alamein concession (the “Concession”) and calling of a meeting of the holders (the "Debentureholders") of its 6.0% convertible debentures.

South Alamein, Arab Republic of Egypt (100% working interest, operated)
The Company is very pleased to announce that it has received military access approvals to commence work on the South Alamein Concession. The approvals are the result of significant efforts on the part of the Minister of Petroleum, EGPC and TransGlobe personnel. The Concession, acquired in July 2012, contains the Boraq 2X discovery (see May 1, 2012 press release for more details) and several additional exploration targets. The Concession had been placed in suspense due to military access restrictions and has approximately 20 months remaining on the final exploration phase. The Company will begin making preparations to appraise and develop the Boraq 2x discovery and expects that initial drilling on the Concession may be possible by year-end. The Boraq 2X discovery tested approximately 1,700 Bopd from two zones. The primary Cretaceous zone tested at a rate of 800 to 1,323 Bopd of 34 API oil with no water and a 13% pressure drawdown during a 28 hour drill stem test (DST). A secondary Cretaceous zone tested at a rate of 274 Bopd of 32-35 API oil and 4% water during a 23 hour DST. Test rates are not necessarily indicative of long-term performance but it is anticipated that the well should be capable of producing approximately 1,700 Bopd.

Debenture Amendments
TransGlobe also announces that it plans to hold a meeting of its Debentureholders to approve certain amendments to its outstanding debentures. At the meeting, Debentureholders will be asked to approve an extraordinary resolution authorizing TransGlobe and the trustee of the debentures to amend the terms of the outstanding debentures to give TransGlobe the right, exercisable in the sole discretion of TransGlobe at any time, to redeem all but not less than all of the then outstanding debentures at a price equal to the principal amount outstanding, plus accrued and unpaid interest up to (but excluding) the redemption date, plus an interest penalty equal to interest otherwise due up to but excluding the maturity date. Holders of not less than 25% of the principal amount of the debentures outstanding must be represented in person or by proxy at the meeting, and the extraordinary resolution must be passed by Debentureholders' votes representing not less than 66 2/3% of the principal amount of the debentures represented at the meeting. A proxy form and management information circular will be mailed to Debentureholders in connection with the meeting.
The TransGlobe board of directors has unanimously concluded that the proposed amendments are in the best interests of the Company and recommends that Debentureholders vote FOR the proposed amendments.
The meeting will be held at 300, 250-5th Street SW, Calgary Alberta on October 17, 2016, at 3:00 p.m. (Calgary time). The record date for determining the Debentureholders entitled to receive notice of and vote at the meeting will be September 16, 2016.

About TransGlobe
TransGlobe is a Calgary-based, growth-oriented oil and gas exploration and development company whose activities are concentrated in the Arab Republic of Egypt. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe’s convertible debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

For further information, please contact: Investor Relations Steve Langmaid Telephone: 403.444.4787 Email: investor.relations@trans-globe.com Website: http://www.trans-globe.com
Advisory on Forward-Looking Statements

This press release contains forward-looking statements. More particularly, this press release contains statements concerning, but not limited to: the Company's plans to begin making preparations to appraise and develop the Boraq 2x discovery and the expected timing of commencement of initial drilling on the Concession; the amount of time remaining on the final exploration phase on the Concession; and the Company's plans in respect of the amendments to the debentures. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant business, economic, operational, competitive, political and social uncertainties and contingencies. As a consequence, actual results may differ materially from those anticipated in the forward looking statements. These forward-looking statements involve substantial known and unknown risks and uncertainties, certain of which are beyond TransGlobe's control, and many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by the Company, including, but not limited to: operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil and natural gas reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; delays or disruptions in production due to shortages of skilled manpower equipment or materials; competition; obtaining required approvals of regulatory authorities; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure of counterparties to perform under the terms of their contracts; changes to the meeting of Debentureholders, including anticipated dates; the impact of the amendments to the debentures on the Company's stakeholders and on the Company and its financial position, liquidity and outlook; ability to obtain approval of the amendments to the debentures by extraordinary resolution; execution of a supplemental indenture for the amendments to the debentures; the ability of the Company to implement the amendments to the debentures; and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by the Company. Readers are cautioned that the foregoing list of important factors is not exhaustive.

Such forward-looking statements are based on certain assumptions made by TransGlobe in light of its experience and perception of current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances, including, but are not limited to: that the Company will successfully negotiate agreements; receipt of required regulatory approvals; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; conditions in general economic and financial markets; current commodity prices and royalty regimes; availability of skilled labour; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe will have the financial ability to redeem the debentures; that the amendments to the debentures will be approved by Debentureholders; that TransGlobe will have the ability to develop its oil and gas properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; and other matters.

The forward-looking statements contained in this press release are made as of the date hereof and TransGlobe undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.